Exhibit 10.16
2005
Dan Hollenbach
NON-DISCLOSURE, NON-COMPETITION, ARBITRATION & EMPLOYMENT AGREEMENT
     In consideration of employment with Global Employment Solutions, Inc., 9090 Ridgeline Blvd. Suite 205, Highlands Ranch Colorado 80129, (hereinafter referred to as “Employer”), and Dan Hollenbach (herein after referred to as “Employee”) hereby covenant and agree as follows:
1.	Employment. Employer desires to employ the Employee and the Employee agrees to employment upon the terms and conditions contained herein.

2.	Compensation. Effective January 1, 2005 for the services rendered by the Employee to Employer, Employer shall pay the Employee a salary of $160,000 per year. This amount is payable in bi-weekly increments of $6,153.84 for time worked.
a.	Bonus: In addition, throughout the employment period, Employer agrees to an annual bonus. The details and conditions of this annual bonus may change from year to year. See Exhibit B.

b.	Vacation: You will earn vacation at a rate of 3 weeks per year as of your start date.
     3. Term of this agreement. Employee’s employment began on August 10th, 2004 and shall continue for an indefinite time until terminated by either party, for any reason, with or without notice or cause. This agreement supersedes all previous agreements written or verbal.
     4. Termination: The employment period shall terminate on the first to occur of (i) your death or permanent disability (defined as your inability to perform normal duties for a period of 90 consecutive days or for a total of 120 days in any one-year period as determined in good faith by the Board of Directors of GES (the “Board”)), (ii) your termination for cause, (iii) your termination without cause, (iv) your resignation, given in writing with two weeks notice. For purpose of this agreement, “cause” shall mean (a) your willful and repeated failure to comply with the lawful directives of the President of GES or his designee, (b) any criminal act or dishonesty, disloyalty, misconduct or moral turpitude by you that is injurious in any significant respect to the property, operations, business or reputation of the Company, (c) your failure to exercise good faith to discharge your responsibilities hereunder, or (d) your material breach of this agreement, in each case as determined in good faith by the President of GES or the Board.

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4.1	Severance: Employee is entitled to 6 months severance (base compensation only) if Employee is subject to termination without cause, as stated in section 4, as long as Employee complies with the restrictions set forth in sections 6 – 9 of this agreement.
4.1.1	If a sale of the Company occurs and the Employee either (i) is terminated by the purchaser substantially simultaneously with the Sale of the company or (ii) voluntarily terminates his employment because the purchaser offers employment on terms that are not substantially the same or more favorable than the terms provided in this Agreement, Employee shall be entitled to receive an amount equal to the 6 months of Base Salary, payable in accordance with normal payroll practices.

4.1.2	If a Sale of the Company occurs and Employee is offered employment substantially on the same or more favorable terms as this Agreement, no payments under this Agreement shall be owing to Employee other than for accrued and unpaid Base Salary through the date of the Sale of the Company. Employee hereby agrees that no severance compensation shall be payable in the event Employee’s employment is terminated for reasons defined in Section 4 (i), Section 4 (ii), or Section 4(iv) and Employee waives any claim for severance or other compensation.
     5. Duties and Extent of Services. The Employee will be engaged as a Vice President of Finance for Global Employment Solutions Inc. on a Full-time Time basis. The precise services of the Employee may be extended or curtailed, from time to time, at the sole discretion of Employer. The Employee shall devote the Employee’s entire working time, attention and energies to the business of Employer, and shall assume and perform such further responsibilities and duties as may be assigned to the Employee from time to time by Employer.
     6. Avoidance of Conflict of Interest. While employed by Employer, the Employee shall not engage in any other business activity which conflicts with Employee’s duties to Employer. Under no circumstances will the Employee work for any competitor or have any financial interest in any competitor of Employer; provided, however, that this Agreement does not prohibit investment of a reasonable part of Employee’s assets in the stock or securities of any competitor whose stock or securities are publicly traded on a United States exchange.
7. Confidentiality
          7.1 For the purposes of this Agreement, “Trade Secret” shall mean the whole or any portion or phase of any technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing of names, addresses, or telephone numbers, or other information relating to any business or profession which is secret and of value. “Confidential Information” shall mean any data or information,

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other than trade secrets, that is material, competitively sensitive, and not generally known to the public, including training manuals, product development plans, marketing strategies and internal performance statistics.
          7.2 Employee recognizes and acknowledges that the business design functionality and business operation of the systems and software which Employer owns, plans or develops, or acquires from third parties, whether for its own use or for use by its customers, are confidential in nature and shall be deemed to the Trade Secrets or Confidential Information, proprietary to and the property of the Employer. Employee further recognizes and acknowledges that in order to enable Employer to perform services for its customers, such customers may furnish to Employer Trade Secrets or Confidential Information concerning their business affairs, property, methods of operation or other data and that the good will afforded to Employer depends upon, among other things, Employer and the Employees keeping such services and information confidential.
          7.3 Employee shall not use or disclose any Trade Secrets or Confidential Information of Employer or its customers during the term of Employee’s employment and thereafter, whether or not the Trade Secrets or Confidential Information are written or in tangible form, except as required to perform duties for Employer. Employee shall take all necessary precautions against disclosure of such information to third parties during and after the term of this Agreement.
          7.4 Employee shall keep in strictest confidence, both during the Employee’s employment and subsequent to termination of employment, and shall not, during the period of employment or thereafter, disclose or divulge to any person, firm or corporation, or use directly or indirectly, for the Employee’s own benefit or the benefit of others, any Trade Secret or Confidential Information including, without limitation, information as to sources of, and arrangements for, Employer’s business plan(s) use of hardware or software supplied in any way to Employer or customers of Employer, submission and proposal procedures of Employer, customers or contact lists.
          7.5 Upon the request of Employer and, in any event, upon the termination of employment, the Employee shall return to and leave with the Employer all computer programs, documentation, memoranda, notes, records, drawings, manuals, flow sheets or other documents pertaining to Employer’s business or Employee’s employment (including all copies thereof). The Employee will also leave with Employer all other materials involving or containing any Trade Secrets or Confidential Information of Employer or Employer’s customers.
     8. Restrictions on Competition
8.1	Employee agrees and covenants that because of the confidential and sensitive nature and any Confidential Information, and because the use of, or even the appearance of the use of, Confidential Information in certain circumstances may cause irreparable damage to Employer and its reputation, or to customers of Employer, Employee shall not, until the expiration of one year after the termination of the employment relationship between Employer and Employee, engage, directly or indirectly, or through any corporations or associates in any Prohibited Business. For purposes of this Agreement, “Prohibited Business”

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means persons, companies, firms, partnerships, corporations, limited liability companies, and any other entities involved directly or indirectly in the Employer’s industry, which provides staff augmentation, FEO services, temporary employment services, search firm services (both contingent and retained). Specific examples of entities that conduct business in the Prohibited Business are set forth on Exhibit A attached hereto as such may be amended in writing from time to time and at any time by the Company (as amended, “Exhibit A”).
     9. Employee’s Covenants.
9.1	In consideration of employee’s employment with Employer, and other good and sufficient consideration which Employee hereby acknowledges receipt of, Employee agrees to be bound by the following restrictive covenants which Employee understands and agrees shall remain in full force and effect both during Employee’s employment and after Employee’s termination from employment regardless of the reason for Employee’s termination.

9.2	Non-Competition. During Employee’s employment, and for a period of twelve (12) months after termination for any reason, Employee will not, in any capacity (including, but not limited to, owner, operator, partner, member, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, for his/her own account or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (“Person”), establish, engage in, work for, or be connected with, except as an employee of Employer, any business in competition with the Business of Employer, if such business competes with the Business of Employer within a radius of one hundred (100) miles of any office then maintained by Employer.

9.3	During, or for twelve full calendar months after the termination of employment with Employer, Employee will not knowingly solicit, entice or persuade any other Employee of Employer or Employer’s customers to leave the services of Employer for any reason.
     10. Ownership. Employee acknowledges that all developments made and works created by Employee or under Employee’s direction in connection with Employer’s assignments or in connection with the assignments of other Employees of Employer, whether or not made exclusively at Employer’s premises and whether or not created exclusively with Employer’s computers or other equipment, shall be the sole and complete property of Employer and that all copyrights and other proprietary interest therein shall belong to Employer and that all other provisions of this Agreement shall fully apply to all such developments and works. Employee further agrees that all such developments made and works created by Employee shall be considered “works made for hire” pursuant to the U.S. Federal Copyright Act of 1976, as amended. Upon request of the Company, during and after

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Employees employment by the Company, Employee shall execute patent and copyright applications and any other instruments, deemed necessary by the Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and foreign countries based on any such developments made or works created by Employee.
     11. Injunctive Relief. Employee acknowledges that disclosure of any Trade Secrets or disclosure of any Confidential Information or any breach of any noncompetitive covenants or agreements contained herein will irreparably injure Employer or customers of Employer, and that damages will be insufficient to compensate Employer. Accordingly, Employer or, where appropriate, a customer of Employer, may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Employee further acknowledges and agrees that in the event of the termination of employment with Employer, the Employee’s experience and capabilities are such that the Employee can obtain employment in business activities which are of a different or non competing nature with his or her activities as an Employee of Employer; and that by enforcement of a remedy hereunder by way of injunction shall not prevent the Employee from earning a reasonable livelihood. The Employee further acknowledges and agrees that covenants contained herein are necessary for the protection of Employer’s legitimate business interests and are reasonable in scope and content.
     12. Miscellaneous.
          12.1 This Agreement shall inure to the benefit of and be binding upon, Employer and its subsidiaries and affiliates, together with their successors and assigns, and Employee, together with Employee’s executor, administrator, personal representative, heirs and legatees.
          12.2 This Agreement shall constitute the entire contract between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof No change, modification or amendment of this Agreement shall be of any effect unless in writing signed by the Employee and by the President of the corporation.
          12.3 The failure of Employer to terminate this Agreement for the breach of any condition or covenant herein by the Employee shall not affect Employer’s right to terminate for subsequent breaches of the same or other conditions or covenants. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or the right of the party thereafter to enforce each and every such provision.
          12.4 Should any provision or portion of any provision of this Agreement not be enforceable in any jurisdiction, the remainder of the Agreement shall not be affected thereby.
     13. Arbitration Provision. Subject to the exceptions set forth below, Employee agrees that any and all claims or disputes that Employee has with the Company, or any of its employees, which arise out of Employee’s employment or under the terms thereof, shall be resolved through final and binding arbitration, as specified herein. This shall include, without

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limitation, disputes relating to this Agreement, Employee’s employment by the Employer or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment act, the Americans with Disabilities Act, the Employee Retirement Income Securities Act, the Racketeer Influenced and Corrupt Organizations Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee’s employment with the Company or its termination. The only claims or disputes not covered by this paragraph are disputes related to (i) claims for benefits under the unemployment insurance or workers’ compensation laws, and (ii) issues affecting the validity, infringement or enforceability of any trade secret or patent rights held or sought by the Company or which the Company could otherwise seek; in both of the foregoing cases such claims or disputes shall not be subject to arbitration and will be resolved pursuant to applicable law. Binding arbitration will be conducted in Denver, Colorado in accordance with the rules and regulations of the American Arbitration Association (AAA), by an arbitrator selected from the AAA Commercial Disputes Panel with a minimum of five years experience in employment law. If, at the time the dispute in question arose, Employee lives and works more than one hundred (100) miles from Denver, Colorado, then Employee has the option of requesting the arbitration take place in the county in which the Company has an office that is nearest to Employee’s home. Employee understands and agrees that the arbitration shall be instead of any jury trial and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.
     14. Applicable Law. This Agreement, shall be construed in accordance with the Laws of the State of Colorado without regard to its conflicts of law provisions.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of January, 2005.

Employee:		Global Employment Solutions

By:	/s/ Dan Hollenbach	By:	/s/ Howard Brill

	Dan Hollenbach		Howard Brill

Social Security Number:

Current Address:

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Exhibit A
Prohibited Industry Businesses Examples
•	Kelly Services

•	Manpower

•	Spherion

•	Robert Half

•	Korn Ferry

•	Heidrick & Struggles

•	Cross Country Group

•	Yoh Group

•	MPS Group

•	Administaff

•	Gevity
This list is intended to be representative of the type of companies that are considered ‘Prohibited’. It is not intended to be a complete representation of all companies that are considered ‘Prohibited’. For the purpose of this agreement ‘Prohibited’ shall mean any business that competes with any of Global Employment Solutions, Inc. business interests.

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